         Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Guardian Technologies International, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-109585, 333-114769, 333-146103, and 333-160340) of our report, dated March 31, 2010, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2009.

/s/ KBL, LLP

New York, NY

April 9, 2010